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                                                                   Exhibit 10.8


                                August 19, 1997



Mr. Sam Hedgpeth



Dear Mr. Hedgpeth:

     I am pleased to offer you a position with Downtown Web, Inc., a California corporation dba AutoWeb Interactive (the "Company") as its Chief Financial Officer, commencing on September 9, 1997. In this capacity you would report directly to me.

     If you decide to join us, you will receive a base salary of (i) $1,000.00 per month during the period beginning on the date you become an employee and ending two months thereafter, (ii) $9,000.00 per month during the period beginning on the date you have been an employee of the Company for two months and ending two months thereafter and (iii) $100,000.00 per month thereafter.
All base salary amounts will be paid in accordance with the Company's normal payroll procedures. In addition, you will be eligible to receive annual bonuses beginning in 1998 when and if approved by the Company's Board of Directors. You will also be covered by the employee benefits generally granted to each employee after you have been employed by the Company for three months. Until such time, the Company will reimburse you for expenditures under COBRA coverage for up to $1,000.00 per month.

     The Board of Directors has granted to you a qualified stock option under the Company's 1997 Stock Option Plan for 89,419 shares of the stock with an exercise price of $0.31 per share, which the Board of Directors has determined to be the current fair market value of such stock. The option grant is subject to your execution of the Company's standard form of qualified stock option agreement and will be governed by the terms and conditions of that agreement. You will also be eligible to purchase shares of a new series of the Company's Preferred Stock in amounts of up to a maximum of 50% of your base salary at a purchase price per share to be determined by the Company's Board of Directors.

     If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three
(3) business days of your date of hire, or our employment relationship with you may be terminated.
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     In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

     We look forward to working with you at AutoWeb Interactive. Welcome aboard!

                                       Sincerely,

                                       /s/ Farhang Zamani
                                       ------------------------------
                                       Farhang Zamani
                                       President and Chief Executive

AGREED TO AND ACCEPTED:

/s/ Sam Hedgpeth
-----------------------------
Mr. Sam Hedgpeth
Dated as of August 20, 1997

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